Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-198847

Prospectus Supplement No. 6
(To Prospectus filed on July 6, 2015, as supplemented
by Prospectus Supplement No. 1 dated July 14, 2015, Prospectus Supplement No. 2 dated July 28, 2015, Prospectus Supplement No. 3 dated August 4, 2015, Prospectus Supplement No. 4 dated August 12, 2015, and Prospectus Supplement No. 5 dated September 17, 2015)

ENUMERAL BIOMEDICAL HOLDINGS, INC.

This Prospectus Supplement No. 6 supplements the information contained in the Prospectus, dated as of July 6, 2015, as amended by Prospectus Supplement No. 1 dated July 14, 2015, Prospectus Supplement No. 2 dated July 28, 2015, Prospectus Supplement No. 3 dated August 4, 2015, Prospectus Supplement No. 4 dated August 12, 2015, and Prospectus Supplement No. 5 dated September 17, 2015, relating to the resale of up to 52,154,760 shares of our common stock by selling stockholders.

This Prospectus Supplement No. 6 is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on September 18, 2015.

You should read this Prospectus Supplement No. 6 in conjunction with the Prospectus. This Prospectus Supplement No. 6 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 6 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 6 is not complete without, and may not be utilized except in connection with, the Prospectus.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 18, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2015

Enumeral Biomedical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	Delaware	99-0376434
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 CambridgePark Drive, Suite 2000 Cambridge, Massachusetts (Address of Principal Executive Offices)	02140 (Zip Code)

(617) 945-9146

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Enumeral Biomedical Holdings, Inc. (the “Company”) may use a presentation, in whole or in part, from time to time in presentations to potential partners, investors, analysts and others. A copy of the presentation is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein. A copy of the slide presentation is also available on the Company’s website at www.enumeral.com.

The information in this Item 7.01 of this Current Report on Form 8-K and in the accompanying Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 of this Current Report on Form 8-K and in the accompanying Exhibit 99.1 shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Description
99.1	Enumeral Biomedical Holdings, Inc. September 2015 Presentation Entitled “Human Tumor-Based Identification of Immune Checkpoint Targets”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Dated: September 18, 2015	By:	/s/ Kevin G. Sarney
Name: Kevin G. Sarney
Title: Vice President of Finance, Chief Accounting Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Enumeral Biomedical Holdings, Inc. September 2015 Presentation Entitled “Human Tumor-Based Identification of Immune Checkpoint Targets”

Exhibit 99.1

Human Tumor-Based Identification of Immune Checkpoint Targets

Thomas McQuade, Yanyan Wang, Lei Wang, Najmia Amirina, Sri Vadde, Hareesh Chamarthi, Daniel Doty, Sheila Ranganath, Cokey Nguyen, Jennifer Watkins-Yoon
Enumeral Biomedical Holdings, Inc., 200 CambridgePark Drive Suite 2000, Cambridge, MA 02140

Abstract

Recent advances in immune checkpoint (IC) blockade also highlight the need to develop novel IC drug combinations. It remains challenging to determine which IC should be targeted in a particular indication. Enumeral uses an innovative approach to identify relevant ICs for which blockade could restore immune cell function. We use our proprietary single cell technology to assess the tumor microenvironment of human tissues and to elucidate the appropriate IC to antagonize on tumor infiltrating lymphocytes. In parallel, monoclonal antibodies are generated and validated in vitro and ex-vivo. We tested combinations of monoclonal antibodies against ICs at the single cell level in tumor samples for reversal of immune cell exhaustion. Several anti-PD-1 and anti-TIM-3 lead candidates have been characterized in preparation for clinical studies using this strategy.



Figure 1. (A) Enumeral Target Discovery and (B) Antibody Discovery Platforms Overview

(A) Analysis of tumor infiltrated lymphocytes (TILs) IC expression at the single cell level from human tumor biopsy using Enumeral microengraving technology. Each single cell is profiled for surface marker expression, cytokine secretion, and submitted for NGS. (B) After target identification, immunized animals are screened using Enumeral microengraving. After retrieval of antibody-secreting cells, heavy and light chains are recovered by single cell RT-PCR. Cloned antibodies are tested for binding, and characterized biochemically and functionally.



Figure 2. Profiling of Colorectal Cancer Tumor at the Single Cell Level

Tumor was dissociated and TILs were stimulated with anti-CD28 and sub-optimal anti-CD3 for 48 hours. (A) Microscopy analysis at the single cell level using Enumeral microdevice (gated on live cells). TILs were stained with a live cells marker, anti-TIM-3, anti-PD-1, anti-CD4, and anti-CD8 and imaged on a NIKON Ti-E. (B) Secretion analysis of single cell TILs (TNF-a, IFN-?, and IL-17A) using Enumeral microengraving technology.



Figure 3. PD-1 and TIM-3 Diversities using Enumeral Antibody Discovery Platform

CDR3-based maximum-likelihood phylograms of heavy chain sequences from anti-PD-1 (A) and anti-TIM-3 (B) recovered antibody-secreting cells.


246A10
388D4
EH12.2H7
244C8
413E1
392C5
413D2
OD(450 nm)
Antibody Concentration (µg/mL)

Figure 4. Anti-PD-1 Lead Candidates with Different Epitope Specificity

For each PD-1 clade, lead candidates were selected to be humanized as hIgG4. Selected leads have different epitope specificity as determined by peptide mapping (data not shown).



Figure 5. Hit Validation of TIM-3 Screening

After sequencing, cloned anti-TIM-3 antibodies are expressed and supernatants are tested for binding to rhTIM-3. This diagram represents the hit validation for one TIM-3 screen. After engineering, we typically have a hit rate ranging from 60% to 80%.



Figure 6. In Vitro Blockade with Enumeral anti-PD-1 Antibodies Restore T cell Immunity

(A) Enumeral anti-PD-1 lead candidates were tested for differential T cell activation in response to PD-1 blockade in vitro. CD4 and CD8 were used as T cell markers. T cell activation was assessed as inferred by secretion of the effector cytokines such as interferon gamma (IFN?) or tumor necrosis factor-alpha (TNFα). Top 2 leads were humanized and tested in a CMV antigen-recall assay (B) and a mixed lymphocyte reaction after 6 days (C,D).

Conclusion

Using our single cell profiling platform, we identified immune checkpoints that could be targeted to restore anti-tumor immunity. We generated anti-human PD-1 and TIM-3 antibodies using Enumeral's antibody discovery platform. Enumeral anti-PD-1 antibodies are undergoing testing in animal models for anti-tumor activity. Interestingly, both leads 388D4 and 244C8 have different mechanisms of action. Enumeral anti-TIM-3 antibodies are now tested in vitro and are undergoing further studies in combination with anti-PD-1. We believe that co-blockade of TIM-3 and PD-1 could have a potent anti-tumor effect in humans.

ENUMERAL

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